Exhibit 16

                       [Price Waterhouse LLP Letterhead]




April 2, 1998


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

We have read Item 4 of Sealed Air Corporation (formerly W. R. Grace & Co.)
Form 8-K dated April 2, 1998 and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,

/s/ Price Waterhouse LLP